EXHIBIT 10.4

                              BERWICK CAPITAL, INC.
                          8 West 36th Street, Suite 700
                            New York, New York  10018



   May 15, 1997


   United States Leather, Inc.
   1403 West Bruce Street
   Milwaukee, WI  53204

   Gentlemen:

   This letter agreement confirms our mutual understanding regarding the engagement of Berwick Capital, Inc. ("Berwick") to provide management services to United States Leather, Inc. and its subsidiaries (the "Company"), which services shall include, but not necessarily be limited to, the service of Anthony Biancanello as President and Chief Executive Officer of the Company on an active full-time basis.

   In connection with Mr. Biancanello's service as President and Chief Executive Officer, you agree to pay Berwick a fixed fee of $2,000 per work day, payable bi-monthly, plus reasonable out-of-pocket expenses (which shall include, but not be limited to, travel expenses and lodging expenses in the greater Milwaukee metropolitan area) incurred in connection with such service.

   Berwick shall only provide additional services upon the written request of a director of the Company, other than Mr. Biancanello, and Berwick will charge you a mutually agreeable price for such additional services at a rate specified in such written report.

   Our engagement will automatically expire on May 15, 1998 unless extended in writing for up to an additional one-year term by the mutual written consent of the Company and Berwick. Our engagement may also be terminated by either party, at will, by written notice to the other.

   The Company hereby agrees to indemnify and hold harmless Berwick and its employees from and against all debt, liabilities, obligations, losses, damages, judgments, awards, settlements, costs, expenses, demands, claims, suits, actions, costs of investigation, causes of action, proceedings, and assessments, to the fullest extent permitted by law, asserted against, resulting from, imposed upon or incurred by Berwick or its employees, directly or indirectly, by reason of, arising out of or resulting from any matter related to this agreement and the transactions contemplated hereby or any actions taken by Berwick or its employees pursuant to the engagement of Berwick provided for herein.

   If you find that the foregoing satisfactorily states our mutual understanding, please sign the enclosed copy of this agreement in the space indicated below and return it to me.

   Very truly yours,

   BERWICK CAPITAL, INC.



   By: /s/ Anthony Biancanello
        Anthony Biancanello, President



   Agreed and accepted as of the
   date indicated above.

   UNITED STATES LEATHER, INC.



   By: /s/ Kinzie L. Weimer
        Kinzie L. Weimer
        Senior Vice President and
        Chief Financial Officer